Exhibit 3.10

FIFTH AMENDMENT TO

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

OF BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

This Fifth Amendment (the “Amendment”) to the Second Amended and Restated Limited Liability Company Operating Agreement, of BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company (the “Company”), is dated as of the 9th day of April, 2013.

BACKGROUND

A. The Company and its Members entered into a Second Amended and Restated Operating Agreement, dated as of July 13, 2009, as amended by a First Amendment thereto dated as of August 19, 2010, a Second Amendment thereto dated as of May 31, 2011, a Third Amendment thereto dated as of January 25, 2013, and a Fourth Amendment thereto dated as of January 31, 2013, (as so amended and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Operating Agreement”).

B. The Company desires to amend the Operating Agreement.

C. Pursuant to, and in accordance with, Section 17.2 of the Operating Agreement, the Board, including the affirmative vote of the Platinum Manager, has consented to the amendments set forth herein.

D. Pursuant to, and in accordance with Section 5.4(b) of the Operating Agreement, the Platinum Manager has consented to the terms of the Units as set forth in this Amendment.

NOW, THEREFORE, with the foregoing Background deemed incorporated by reference herein and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Operating Agreement.

2. The following definitions shall be added to Section 1.1 of the Operating Agreement as follows:

“First Tier Unreturned Capital” means unreturned capital of the Company reflected in the Capital Accounts in an amount up to and including $36,211,000.

“First Tier Unreturned Capital Distributions” means a Member’s share of the First Tier Unreturned Capital, as determined for each Member entitled to such share.

“Grossed-up Make-whole Amount” means, with respect to each Member named in Section 11.1(c)(vi)(B), an amount sufficient to make such Member have received, in the aggregate, pursuant to Sections 11.1(c)(iii)-(vi) an amount equal to its Sharing Ratio of the aggregate distributions to all Members pursuant to Sections 11.1(c)(iii)-(vi). For this purpose, the Sharing Ratio of such Members shall be that calculated for such Members as of December 31, 2012.

“Second Tier Unreturned Capital” means unreturned capital of the Company reflected in the Capital Accounts in excess of the First Tier Unreturned Capital up to and including $72,422,000.

“Second Tier Unreturned Capital Distributions” means a Member’s share of the Second Tier Unreturned Capital, as determined for each Member entitled to such share.

“Third Tier Unreturned Capital” means unreturned capital of the Company reflected in the Capital Accounts in excess of the Second Tier Unreturned Capital up to and including $124,657,045.

“Third Tier Unreturned Capital Distributions” means a Member’s share of the Third Tier Unreturned Capital of the Company, as determined for each Member entitled to such share.

3. The definition of “Unreturned Capital Distributions” in Section 1.1 of the Operating Agreement shall be deleted.

4. The definition of “Class E Preferred Return” in Section 1.1 of the Operating Agreement shall be amended such that the date of “March 24, 2014” at the end such definition shall be replaced with “March 25, 2014”.

5. The definition of “Unreturned Class E Capital” in Section 1.1 of the Operating Agreement shall be amended to read as follows:

“Unreturned Class E Capital” means, with respect to each Class E Preferred Unit issued from time to time, an amount equal to the Capital Contribution contributed in exchange for the issuance of such Class E Preferred Unit, and for such purpose (i) the contribution, as of January 25, 2013, of the previously outstanding Class D Preferred Units shall (for clarity) be valued at the sum of the $43,028,000, subject to final adjustment as determined by the Company’s accountants, (ii) Capital Contributions made by a person in exchange for an issuance to such person of both Class E Preferred Units and Class B Units simultaneously, including those made prior to the date hereof, shall be treated as Unreturned Class E Capital (with no reduction for “attribution” of any such Capital Contribution to the Class B Units), and (iii) the Unreturned Class E Capital of any given issuance of Class E Preferred Units shall also be subject to adjustments as may be agreed to by the Company and purchaser of such Class E Preferred Units. The Unreturned Class E Capital attributable to a Class E Preferred Unit shall be reduced for distributions with respect to such Unit under Section 11.1(c)(ii) of the Operating Agreement.

6. Section 10.1(c) of the Operating Agreement is hereby amended to add the following sentence:

Notwithstanding anything else contained herein to the contrary, the Managers shall, with the consent of the Platinum Manager, have the authority to adjust allocations to both Capital Accounts and for income tax purposes, including by the use of items of gross income, profit, loss, or deduction, in order to reflect the intended economic arrangement among the Members, including the equitable allocation of income tax liabilities.

7. Section 11.1(c) of the Operating Agreement is hereby amended and restated in its entirety as follows:

Subject to the provisions of Sections 1.11(a)-(b) above, the Company shall make Distributions to the Members, including Distributions in kind pursuant to Section 11.2, in the order and manner set forth in this Section 11.1(c). Distributions shall be made:

i. first, to the Class E Members until the accrued and unpaid Class E Preferred Return attributable to each Class E Unit held by such Members has been paid in full, in proportion to the amounts thus distributable with respect to such Units;

ii. second, to the Class E Members, in proportion to the Unreturned Class E Capital attributable to each Class E Preferred Unit held by such Members, until all Unreturned Class E Capital has been reduced to zero;

iii. third, among the Class A Members and Class B Members, in proportion to their relative First Tier Unreturned Capital Distributions, until all First Tier Unreturned Capital Distributions have been reduced to zero;

iv. fourth, among the Class A Members, Class B Members, and Class C Members, in proportion to their relative Second Tier Unreturned Capital Distributions, until all Second Tier Unreturned Capital Distributions have been reduced to zero;

v. fifth, among the Class A Members, Class B Members, and Class C Members, in proportion to their relative Third Tier Unreturned Capital Distributions, until all Third Tier Unreturned Capital Distributions have been reduced to zero;

vi. sixth, (A) to the holders of the Class B Units issued in the period from January 1, 2013, to June 30, 2013, with respect to each such Unit, a proportion of each distribution under this clause (vi) equal to the Sharing Ratio of each such Unit, and (B) the balance of each distribution under this clause (vi), to PPVA Black Elk (Equity) LLC and PPVA Black Elk (Investor) LLC, until the amount distributed under this clause (B) is equal to the Grossed-up Make-whole Amount for each such Member, to be distributed in proportion to the amounts thus distributable to each; and

vii. seventh, to the Class A Members, Class B Members, and Class C Members in accordance with their Sharing Ratios.

8. Section 12.2 of the Operating Agreement is hereby amended by adding the following Section 12.2(f) thereto:

“(f) Notwithstanding anything to the contrary in Sections 12.1 and 12.2 hereof, the pledge of Units by PPVA Black Elk (Equity) LLC pursuant to that certain Pledge Agreement, dated February 13, 2013, to and in favor of Platinum Partners Black Elk Opportunities Fund International Ltd., and any further Transfer as a result thereof (including, without limitation, any enforcement of such Pledge Agreement or foreclosure and sale (whether at a public or private auction) or conveyance in strict foreclosure) shall not require the execution of any additional documents or instruments of conveyance and the admission of Platinum Partners Black Elk Opportunities Fund International Ltd. (or its designated affiliate or any other Person as a result of a public or private foreclosure sale or any assignment by Platinum Partners Black Elk Opportunities Fund International Ltd. of its rights under the said Pledge Agreement) as a Member upon operation of the terms of the said Pledge Agreement is hereby approved.”

9. Paragraph 10 of the Third Amendment shall be replaced with the following:

“The Company hereby covenants and agrees that, with the unanimous consent of the Board, including the affirmative vote of the Platinum Manager, in exchange for Capital Contributions made from time to time by such Persons as the Board, including the affirmative vote of the Platinum Manager, shall approve, the Company shall issue Class E Preferred Units and Class B Units, provided that the aggregate amount of Class E Preferred Units issued by the Company, before giving effect to any capitalized Class E Preferred Return, shall not exceed Ninety-Five Million Dollars ($95,000,000) and the number of Class B Units issued by the Company in connection with the issuance of such Class E Preferred Units shall not exceed in the aggregate three million eight hundred thousand (3,800,000).

10. Except as modified by this Amendment, the Operating Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, pursuant to, and in accordance with, the authority granted by Section 17.2 of the Operating Agreement, and at the direction of the Board, including the Platinum Manager, the undersigned on behalf of the Company has executed this Amendment as of the day and year first above written.

BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC

By:	/s/ John G. Hoffman
John G. Hoffman
President and CEO

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